UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 3, 2015

KORN/FERRY INTERNATIONAL

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-14505	95-2623879
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1900 Avenue of the Stars, Suite 2600 Los Angeles, California		90067
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (310) 552-1834

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 3, 2015, Korn/Ferry International (the “Company”) entered into Amendment No. 2 (the “Amendment No. 2”) to the existing Credit Agreement dated as of January 18, 2013 by and among the Company, as borrower, and Wells Fargo Bank, National Association, as lender (the “Lender”), as previously amended by Amendment No. 1 dated as of December 12, 2014 (the “Amendment No. 1”; the existing Credit Agreement, as amended by Amendment No. 1 and Amendment No. 2, the “Credit Agreement”). The Amendment No. 2 became effective on June 5, 2015.

The Credit Agreement provides for a senior unsecured revolving credit facility in an aggregate principal amount of $150 million (the “Credit Facility”), including a letter of credit subfacility thereunder not to exceed $15 million. As of June 5, 2015, the Company had approximately $147.2 million of availability under the Credit Facility (with the utilization in availability under the Credit Facility being attributable to an issued but undrawn letter of credit), the proceeds of which may be used to provide ongoing working capital and for other general corporate purposes. The Credit Facility is jointly and severally guaranteed by the Company’s existing and future subsidiaries (other than immaterial subsidiaries, non-tax preferred subsidiaries, and certain foreign subsidiaries) (the “guarantors”).

At the Company’s option, loans issued under the Credit Facility will bear interest at either adjusted LIBOR or an alternate base rate, in each case plus the applicable interest rate margin. The interest rate applicable to loans outstanding under the Credit Facility may fluctuate between adjusted LIBOR plus 0.875% per annum to adjusted LIBOR plus 1.75% per annum, in the case of LIBOR borrowings (or between the alternate base rate plus 0.00% per annum and the alternate base rate plus 0.75% per annum, in the alternative), based upon the Company’s total funded debt to adjusted EBITDA ratio (as set forth in the Credit Agreement, the “consolidated leverage ratio”) at such time. In addition, the Company will be required to pay to the Lender a quarterly fee ranging from 0.25% to 0.40% per annum on the average daily unused amount of the Credit Facility, based upon the Company’s consolidated leverage ratio at such time, and fees relating to the issuance of letters of credit.

The Credit Agreement provides for an optional increase in the Credit Facility to up to $200 million in aggregate principal amount prior to December 3, 2019, subject to the Lender’s approval and the satisfaction of certain conditions, including the requirement, upon the election of the Lender acting in its sole discretion, that the Credit Facility become secured at such time by substantially all the assets of the Company and the guarantors.

The Credit Facility matures on June 3, 2020 and may be prepaid and early terminated by the Company at any time without premium or penalty (subject to customary LIBOR breakage fees).

The Credit Agreement contains usual and customary representations and warranties, and usual and customary affirmative and negative covenants which include: limitations on additional indebtedness, guaranties, pledge of assets, investments, dividends and distributions, and asset sales and mergers; financial covenants that require the Company to maintain a minimum adjusted EBITDA of not less than $70 million and a maximum consolidated leverage ratio not to exceed 2.25 to 1.00; and other customary limitations. The Credit Agreement also contains usual and customary events of default which include: non-payment of principal, interest, fees and other amounts; material breach of a representation or warranty; non-performance of covenants and obligations; default on other material debt; material judgments; bankruptcy or insolvency; and change of control. The occurrence of a non-bankruptcy event of default under the Credit Agreement may result, at the Lender’s option, in the termination of the Credit Facility and the acceleration of the Company’s repayment obligations thereunder. The occurrence of a bankruptcy event of default will automatically result in the termination of the Credit Facility and the acceleration of the Company’s repayment obligations thereunder.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by the full text of the Credit Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending July 31, 2015.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

The information set forth under “Item 1.01—Entry into a Material Definitive Agreement” is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 8, 2015

KORN/FERRY INTERNATIONAL
(Registrant)

By:	/s/ Robert P. Rozek
Name:	Robert P. Rozek
Title:	Executive Vice President and Chief Financial Officer